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LOPEZ, BLEVINS, BORK & ASSOCIATES, LLP • • • CERTIFIED PUBLIC ACCOUNTANTS

Letter requested by Company to be furnished to the Commission by Lopez, Blevins, Bork & Associates, L.L.P.

July 13, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD. (formerly Online Processing, Inc.)
Commission File Number 333-69270

We have read the statements that we understand DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD. (formerly Online Processing, Inc.) will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

Lopez, Blevins, Bork & Associates, LLP

Lopez, Blevins, Bork & Associates, L.L.P.

2500 WILCREST DRIVE, SUITE 150 • HOUSTON, TEXAS 77042 • TEL: (713) 877-9944 • FAX: (713) 979-1735